Exhibit 4.2

Mechanical Technology, Incorporated

and

American Stock Transfer & Trust Company, LLC

Rights Agent

______

Amendment No. 1 to Rights Agreement

Dated as of October 20, 2016

AMENDMENT No. 1 TO RIGHTS AGREEMENT

AMENDMENT No. 1 (this “Amendment”), dated as of October 20, 2016, to the Rights Agreement (the “Rights Agreement”), dated as of October 6, 2016, by and between Mechanical Technology, Incorporated, a New York corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions thereof;

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement pursuant to this Amendment.

NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

Section 1.                Amendment to the Rights Agreement.

(a)                Amendment to Section 1(a).  Section 1(a) of the Rights Agreement is hereby amended by deleting, in its entirety, clause (iii) of the second sentence of the definition of “Acquiring Person” in Section 1(a) and replacing it with the following:

“(iii) any Person deemed to be an “exempt person” in accordance with Section 28 or Section 29 or Brookstone Partners Acquisition XXIV, LLC, a Delaware limited liability company, or any of its Affiliates and Associates, or”

Section 2.                Miscellaneous.

(a)                Except as otherwise expressly provided, or unless the context otherwise requires, all capitalized terms used herein have the meanings ascribed to them in the Rights Agreement.

(b)               This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same document.

(c)                Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of the day and year first above written.

Mechanical Technology, Incorporated

By:
Name:	Kevin G. Lynch
Title:	President and Chief Executive Officer

American Stock Transfer & Trust Company, LLC

By:
Name:	Jennifer Donovan
Title:	Senior Vice President, Relationship Management - Regional Manager

Signature Page to Amendment No. 1 to Rights Agreement